Exhibit 10.30

FORM OF

CHANGE OF CONTROL/SEVERANCE AGREEMENT

CHANGE OF CONTROL/SEVERANCE AGREEMENT (the “Agreement”) made and entered into as of this      day of                     ,      by and among CARROLS RESTAURANT GROUP, INC., a Delaware corporation (the “Parent”), CARROLS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Employer”), and                                  having an address at                                 , (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Employer and/or one or more of the Companies (as defined below) and desires to remain in the employ of the Employer and continue to provide services for the Parent, the Employer and any present or future parent, subsidiary or affiliate of the Employer or the Parent, and their successors and assigns (the “Companies”) in such capacity; and

WHEREAS, the Parent and the Employer desire to induce the Executive to so remain in such employ;

NOW, THEREFORE, the parties hereto hereby agree as follows:

FIRST: Inducement Payments.

A. Subject to the provisions of this Agreement and the Executive’s compliance with Article THIRD hereof, in the event that the Executive incurs a termination of employment within one year after a Change of Control (as hereinafter defined) either by the Parent or the Employer (or any successor to the Parent or the Employer after the Change of Control) without “Cause” (as hereinafter defined, but determined without regard to clause (4) of such definition) or by the Executive with “Good Reason” (as hereinafter defined), the Employer (or any successor thereto) shall pay to the Executive a single lump sum cash payment equal to the “Special Severance Payment” and the Special Severance Bonus (as such terms are hereinafter defined). The Special Severance Payment shall be paid to the Executive on the fifth (5th) business day following the six (6) months’ anniversary of such termination (or on the fifth (5th) business day following the death of the Executive, if sooner). The Special Severance Bonus shall be paid to the Executive in a single lump sum cash payment on the date that bonuses are paid under the Executive Bonus Plan, but in no event later than March 15th of the calendar year following the calendar year in which the Executive’s employment terminates. Notwithstanding the foregoing, the Executive shall not be entitled to any payment under this Part A unless prior to the date such payment is required to be made to the Executive, the Executive delivers to the Employer an executed General Release substantially in the form attached as Exhibit A hereto.

B. Subject to the provisions of this Agreement and the Executive’s compliance with Article THIRD hereof, in the event that the Executive incurs a termination of employment either prior to a Change of Control or more than one year after a Change of Control and such termination is by the Parent or the Employer without Cause or by the Executive with Good Reason, the Employer (or any successor thereto) shall pay to the Executive the “Severance Payment” and the “Severance Bonus” (as such terms are hereinafter defined). The Severance Payment shall be paid to the Executive in a single lump sum cash payment on the fifth (5th) business day following the six (6) months’ anniversary of such termination (or on the fifth (5th) business day following the death of the Executive, if sooner). The Severance Bonus shall be paid to the Executive in a single lump sum cash payment on the date that bonuses are paid under the Executive Bonus Plan, but in no event later than March 15th of the calendar year following the calendar year in which the Executive’s employment terminates. Notwithstanding the foregoing, the Executive shall not be entitled to any payment under this Part B unless prior to the date such payment is required to be made to the Executive, the Executive delivers to the Employer an executed General Release substantially in the form attached as Exhibit A hereto.

C. For purposes of this Agreement, the following definitions shall apply:

“Change of Control” shall mean and shall have occurred or be deemed to have occurred only if any of the following events occurs:

1. The acquisition, directly or indirectly, by any person or group (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (voting securities) of the Parent that represent 50% or more of the combined voting power of the Parent’s then outstanding voting securities, other than:

a. An acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Parent or any person controlled by the Parent or by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any person controlled by the Parent; or

b. An acquisition of voting securities by the Parent or a corporation owned, directly or indirectly by all of the stockholders of the Parent in substantially the same proportions as their ownership of the stock of the Parent.

Notwithstanding the foregoing, the following event shall not constitute an acquisition by any person or group for purposes of this subsection (a): an acquisition of the Parent’s securities by the Parent which causes the Parent’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Parent’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Parent’s then outstanding voting securities by reason of share acquisitions by the Parent as described above and shall, after such share acquisitions by the Parent, become the beneficial owner of any additional voting securities of the Parent, then such acquisition shall constitute a Change of Control; or

2. Individuals who, as of the Effective Date, constitute the Board of Directors of the Parent (as of the Effective Date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Parent, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a two-thirds of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Parent) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

3. The consummation by the Parent (whether directly involving the Parent or indirectly involving the Parent through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, or (ii) the acquisition of assets or stock of another entity, in each case other than a transaction:

a. Which results in the Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Parent or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Parent’s assets or otherwise succeeds to the business of the Parent (the Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

b. After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Parent prior to the consummation of the transaction; or

4. A sale or disposition of all or substantially all of the Parent’s assets; or

5. The Parent’s stockholders approve a liquidation or dissolution of the Parent.

“Cause” shall mean: (1) the commission by the Executive of any act or omission that would constitute a felony or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred; (2) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or confidential information or other acts or omissions by the Executive that result in a breach of fiduciary or other material duty to the Parent, the Employer or any of the Companies; (3) continued reporting to work or working under the influence of alcohol, an illegal drug, an intoxicant or a controlled substance which renders the Executive incapable of performing his or her material duties to the satisfaction of the Parent or the Employer; or (4) the Executive’s substantial disregard in the performance of the Executive’s duties and/or responsibilities with respect to the Parent, the Employer or any of the Companies, which disregard shall continue after notice to the Executive and a reasonable opportunity to cure such behavior.

“Effective Date” shall mean: the date that the Registration Statement is declared effective by the Securities and Exchange Commission.

“Executive Bonus Plan” shall mean: all bonus plans or arrangements maintained by the Employer or any of the Companies in which the Executive is eligible to participate for the year in which he incurs a termination of employment.

“Good Reason” shall mean: (i) the material breach by the Employer or the Parent of any material provision of this Agreement or any other Agreement by and between the Executive and any of the Companies affecting the terms of the Executive’s employment with any of the Companies, which breach, if curable, is not remedied within thirty (30) days after the Employer’s or the Parent’s receipt of written notice thereof from the Executive; (ii) the material diminution of the Executive’s position, authority, duties or responsibilities with respect to any of the Companies or the assignment to the Executive of duties and responsibilities that are materially inconsistent with those duties and responsibilities customarily assigned to individuals holding the position then held by the Executive; (iii) the failure of any successor of the Parent or the Employer to assume in a writing delivered to the Executive and reasonably satisfactory to the Executive the obligations hereunder; (iv) reduction in the Executive’s base salary or any reduction of benefits received by the Executive, which reduction is not commensurate with that of similarly situated employees; (v) treatment of the Executive under any executive bonus plan in which similarly situated executives of the Company are eligible to participate in a manner inconsistent with the treatment under such plan of such similarly situated executives, including, without limitation, with respect to eligibility to participate in such plan, conditions and criteria for earning bonuses thereunder and the amount of bonuses thereunder., or (vi) the requirement that the Executive be based at any location other than within 50 miles of the location of the Executive’s office on the date of this Agreement.

“Prime Rate” shall mean: the rate of interest established from time to time by JPMorgan Chase Bank, N.A. (or such other bank which is then the principal lending bank to the Employer) as its prime commercial rate.

“Registration Statement” shall mean: the Parent’s Registration Statement on Form S-1 (Registration No. 333-137524), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the initial public offering of the Parent’s common stock.

“Severance Bonus” shall mean: an amount equal to a pro rata portion of the aggregate bonus under the Executive Bonus Plan for the year in which the Executive incurs a termination of employment to which the Executive would otherwise have been entitled had his employment not terminated.

“Severance Payment” shall mean: an amount equal to the Executive’s annual base salary in effect immediately prior to the date the Executive incurs a termination of employment, plus interest on such amount at a rate per annum equal to the Prime Rate plus three percent (3%), with such interest accruing from the date of termination of employment until the date of payment of the Severance Payment.

“Special Severance Bonus” shall mean: an amount equal to the aggregate bonus under the Executive Bonus Plan for the year in which the Executive incurs a termination of employment to which the Executive would otherwise have been entitled had his employment not terminated.

“Special Severance Payment” shall mean: an amount equal to eighteen (18), multiplied by the amount of the Executive’s monthly base salary in effect immediately prior to the date the Executive incurs a termination of employment, plus interest on such amount at a rate per annum equal to the Prime Rate plus three percent (3%), with such interest accruing from the date of termination of employment until the date of payment of the Special Severance Payment.

For purposes of this Agreement, “affiliate” shall have the meaning ascribed thereto under the Securities Act of 1933, as amended.

For purposes of this Agreement, “termination of employment” means cessation of the Executive’s employment with the Parent, the Employer and all of the Companies by which the Executive is employed.

SECOND: Excise Tax. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Employer or any other person or entity to or for the benefit of the Executive is a “parachute payment” (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Employer, the Parent or any of the Companies or a change in ownership or effective control of the Parent or a substantial portion of its assets (a “Payment”), and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), concurrent with the making of such Payment, the Employer shall pay to the Executive an additional payment (the “Gross-Up Payment”) in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on such Payment and any federal, state or local income tax and Excise Tax on the Gross-Up Payment shall equal the amount of such Payment. All determinations concerning the application of this paragraph shall be made by the Parent’s independent accountants, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants shall be borne by the Employer.

THIRD: Confidentiality and Non-Solicitation. In consideration of the Executive’s employment and continued employment, the payment of Executive’s compensation by the Employer, the Parent or the Employer and the other Companies entrusting Executive with Confidential Information (as defined below), and the benefits provided hereunder, including without limitation the Special Severance Payment, the Special Severance Bonus, the Severance Payment and the Severance Bonus, the Executive agrees that (i) during his employment with the Employer and for a period of two years following termination of the Executive’s employment hereunder, the Executive will not solicit or employ any person, who was employed by the Parent, the Employer or any of the Companies within six months prior to the termination of the Executive’s employment, in any business in which the Executive has a material interest, direct or indirect, as an officer, partner, shareholder or beneficial owner. The preceding sentence shall not prohibit the Executive from hiring any person whose employment is terminated involuntarily by the Parent, the Employer or any of the Companies during the Executive’s employment with the

Company or at any time thereafter provided that such hiring shall not occur until after the Executive’s termination of employment hereunder and (ii) during employment with the Employer, Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive’s duties for the Parent, the Employer or any of the Companies, (ii) as authorized in writing by the Parent or the Employer, or (iii) as required by law or legal process, provided that, prior written notice of such required disclosure is provided to the Parent or the Employer and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made.

As used in this Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in the business of the Parent, the Employer or any of the Companies, (ii) the Parent, the Employer or any of the Companies treats as proprietary, private or confidential, and (iii) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to the Parent’s, the Employer’s or any of the Companies’ products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of the Parent’s, the Employer’s or any of the Companies’ customers, suppliers and trading partners who may share such information with the Parent, the Employer or any of the Companies pursuant to a confidentiality agreement or otherwise. The Executive agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of confidential information shall continue after Executive’s employment terminates for any reason for so long as the information is not generally known to the public.

FOURTH: Continued Welfare Coverage. If Executive’s employment is terminated in any of the circumstances described in Article FIRST hereof, (a) the Executive shall be entitled to continued group term life and disability insurance coverage, at the Employer’s expense, for a period of eighteen (18) months from the date of termination of employment and (b) in the event Executive timely elects under the provisions of COBRA to continue his group health and/or dental plan coverage that was in effect prior to the date of the termination of Executive’s employment, the Executive will be entitled to continuation of such coverage, at the Employer’s expense, for a period of eighteen (18) months from the date of termination of employment (or, if earlier, the date the Executive ceases to be eligible for COBRA Coverage).

FIFTH: At Will Employment. Nothing in this Agreement shall confer upon the Executive the right to remain in the employ of the Employer, the Parent or any of the Companies, it being understood and agreed that (a) the Executive is an employee at will and serves at the pleasure of the Parent or the Company at such compensation as the Parent or the Employer shall determine from time to time and (b) the Parent or the Employer shall have the right to terminate the Executive’s employment at any time, with or without Cause subject to Article FIRST herein.

SIXTH: Costs of Enforcement. In the event that the Executive incurs any costs or expenses, including attorneys’ fees, in the enforcement of his rights under this Agreement then, unless the Parent or the Employer is wholly successful in defending against the enforcement of such rights, the Employer shall promptly pay to the Executive all such costs and expenses. Any such reimbursement shall be made as promptly as practicable after the final disposition of the Executive’s enforcement claims, but in no event later than March 15th of the calendar year following the calendar year in which occurs such final disposition.

SEVENTH: Term. The initial term of this Agreement shall be for five (5) years from the Effective Date, and this Agreement shall automatically renew for successive three (3) year terms unless terminated by the Parent or the Company, in its sole discretion, by delivering to Executive written notice thereof provided to Executive at least 18 months prior to the end of the initial term or such successive terms, as applicable.

EIGHTH: Notices. All notices hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, if intended for the Parent or the Employer shall be addressed to it, attention of its Chief Executive Officer and Chairman of the Board of Directors, 968 James Street, Syracuse, New York 13203 or at such other address of which the Parent or the Employer shall have given notice to the Executive in the manner herein provided; and if intended for the Executive, shall be mailed to him at the address of the Executive first set forth above or at such other address of which the Executive shall have given notice to the Parent or the Employer in the manner herein provided.

NINTH: Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the matters referred to herein, and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings with respect to the subject matter of this Agreement are hereby terminated and superseded by this Agreement, including, without limitation, the Change of Control Agreement, dated as of December 27, 2002, by and among the Parent, the Executive and the other parties signatories thereto, which, with respect to the Executive, is terminated and superseded in its entirety by this Agreement.

TENTH: No Mitigation Or Offset. Except as otherwise provided herein, in the event of any termination of the Executive’s employment, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Employer pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise. The amounts payable hereunder shall not be subject to set-off, counterclaim, recoupment, defense or other right that the Company may have against the Executive.

ELEVENTH: Withholding. The Employer shall be entitled to withhold from amounts payable to the Executive hereunder such amounts as may be required by applicable law.

TWELFTH: Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns.

THIRTEENTH: Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to conflicts of laws.

FOURTEENTH: Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CARROLS RESTAURANT GROUP, INC.

By:
Name:
Title:

CARROLS CORPORATION

By:
Name:
Title:

[Executive]

Exhibit A

RELEASE

WHEREAS,                              (the “Executive”) is a party to an Agreement dated as of                     , 20     (the “Agreement”) by and among the Executive , CARROLS RESTAURANT GROUP, INC., a Delaware corporation (the “Parent”), and CARROLS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Company”), requiring the Company to provide the Executive with severance payments and benefits following the termination of the Executive’s employment with the Parent, the Company, any subsidiary or affiliate of the Company or the Parent, and their successors and assigns (the “Companies”) under certain circumstances; and

WHEREAS, the Executive’s employment with the Companies has terminated; and

WHEREAS, it is a condition to the Company’s obligations under the Agreement that the Executive execute and deliver this Release to the Company.

NOW, THEREFORE, in consideration of the receipt by the Executive of the severance payments and benefits under the Agreement, which constitute a material inducement to enter into this Release, the Executive intending to be legally bound hereby agrees as follows:

Subject to the next succeeding paragraph, effective upon the expiration of the 7-day revocation period following execution hereof as provided below, the Executive irrevocably and unconditionally releases the Companies and their owners, stockholders, predecessors, successors, assigns, affiliates, control persons, agents, directors, officers, employees, representatives, divisions and subdivisions (collectively, the “Related Persons”) from any and all causes of action, charges, complaints, liabilities, obligations, promises, agreements, controversies and claims (a) arising out of the Executive’s employment with any of the Companies and the conclusion thereof, including, without limitation, any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, the Americans With Disabilities Act of 1990, the New York City and State Human Rights Laws, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (b) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (c) for breach of contract or for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, salary, severance pay, vacation, injunctive or equitable relief, whether, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exists, have existed, or may arise, which the Executive, or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold against any of the Companies and/or any Related Person.

Notwithstanding anything contained herein to the contrary, the Executive is not releasing the Companies from any of the Companies’ obligations (a) under the Agreement or any employee benefit plan of any of the Companies, (b) to provide the Executive with insurance coverage defense and/or indemnification as an officer or director of any of the Companies, if applicable to Executive, to the extent generally made available at the date of termination to the Companies’ officers and directors in respect of facts and circumstances existing or arising on or prior to the date hereof, or (c) in respect of the Executive’s rights under the Parent’s 2006 Stock Incentive Plan.

The Company has advised the Executive in writing to consult with an attorney of his choosing prior to the signing of this Release and the Executive hereby represents to the Company that he has in fact consulted with such an attorney prior to the execution of this Release. The Executive acknowledges that he has had at least twenty-one days to consider the waiver of his rights under the ADEA. Upon execution of this Release, the Executive shall have seven additional days from such date of execution to revoke his consent to the waiver of his rights under the ADEA. If no such revocation occurs, the Executive’s waiver of rights under the ADEA shall become effective seven days from the date the Executive executes this Release.

IN WITNESS WHEREOF, the undersigned has executed this Release on the      day of                     , 20    .

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